UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2016

Aerie Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36152	20-3109565
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2030 Main Street, Suite 1500

Irvine, California 92614

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (949) 526-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

On September 15, 2016, Aerie Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement with Cantor Fitzgerald & Co. (“Cantor”), relating to the registered public offering (the “Offering”) of 2,542,373 shares of the Company’s common stock, par value $0.001 per share, at a price to the public of $29.50 per share. The Offering closed on September 21, 2016 and the Company received net proceeds, after deducting underwriting discounts and commissions and other offering expenses payable by the Company, of approximately $71.3 million. The Offering was made pursuant to the Company’s registration statement on Form S-3 (File No. 333-213643) which became effective upon its filing on September 15, 2016.

The foregoing description of the underwriting agreement does not purport to be complete and is qualified by reference to such agreement, a copy of which is filed as Exhibit 1.1 to this report.

A copy of the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP relating to the validity of the issuance and sale of shares of the Company’s common stock pursuant to the underwriting agreement is also filed herewith as Exhibit 5.1.

The Company has entered into sales agreements with Cantor pursuant to its at-the-market programs, including a sales agreement that it entered into with Cantor on September 15, 2016 (the “ATM”), under which it sold 1,524,200 shares of its common stock with an aggregate sales price of $50.0 million through Cantor, acting as its sales agent. Accordingly, the Company paid customary fees and commissions for these transactions.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits relating to Item 1.01 are filed herewith:

1.1	Underwriting Agreement, dated September 15, 2016, by and between Aerie Pharmaceuticals, Inc. and Cantor Fitzgerald & Co.

5.1	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

23.1	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AERIE PHARMACEUTICALS, INC.

Date: September 21, 2016	By:	/s/ Richard J. Rubino
Richard J. Rubino
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

1.1	Underwriting Agreement, dated September 15, 2016, by and between Aerie Pharmaceuticals, Inc. and Cantor Fitzgerald & Co.

5.1	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

23.1	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1).